Exhibit 99.1

Investor and Media Contact John Bluth Executive Director Corporate Communications & Investor Relations CV Therapeutics, Inc. (650) 384-8850

CVT ANNOUNCES THAT FDA CONTINUES TO REVIEW RANEXA® APPLICATIONS

--FDA to provide draft labeling in the next few weeks--

PALO ALTO, Calif., July 28, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has been informed by the U.S. Food and Drug Administration (FDA) that it is continuing its review of CV Therapeutics’ pending applications for Ranexa® (ranolazine extended-release tablets) past the Prescription Drug User Fee Act (PDUFA) action date of July 27, 2008. The applications seek a first line angina indication and promotable claims for the reduction of hemoglobin A1c (HbA1c) and ventricular arrhythmias in patients with coronary artery disease. The FDA has informed CV Therapeutics that the Company should receive draft labeling in the next few weeks, and the Company plans to promptly communicate when the labeling is complete.

On September 27, 2007, the Company announced it had submitted a supplemental new drug application (sNDA) to the FDA seeking an expansion of the approved product labeling for Ranexa. The submitted sNDA requested a new indication for first line treatment of chronic angina and a significant reduction in cautionary language, based on substantial data from the MERLIN TIMI-36 study.

In accordance with a special protocol assessment agreement between the FDA and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina.

Following submission of the initial sNDA, the FDA initiated a separate sNDA review by the Division of Cardiovascular and Renal Products to evaluate the approval of potential anti-arrhythmic claims and a separate new drug application review by the Division of Metabolism and Endocrinology Products to evaluate the approval of potential HbA1c reduction claims in patients with coronary artery disease.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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